Exhibit (g)(4)

State Street Navigator Securities Lending Trust
c/o State Street Bank and Trust Company
4 Copley Place, 5th Floor
Boston, MA  02116

May 26, 2010

State Street Bank and Trust Company
Lafayette Corporate Center
Investor Services- LCC/2S
2 Avenue de Lafayette
Boston, MA 02111-2900

Re:	Termination of PSF Portfolio

Dear Sir or Madame:

The undersigned, pursuant to her authority under the Custodian Contract between State Street Navigator Securities Lending Trust (the "Fund") and State Street Bank and Trust Company (the "Custodian") dated March 4, 1996, as amended (the "Agreement"), hereby advises you that on or about May 26, 2010, the Fund shall terminate the series of shares known as PSF Portfolio ("the Portfolio") from the Agreement.

Further, the Fund has provided you as Custodian under the Agreement with written instructions to transfer any assets of such Portfolio(s), if applicable.

Please indicate below your acknowledgment of such termination and of your agreement to waive any notice requirement under the Agreement.

Very truly yours, STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Nancy L. Conlin
Name:	Nancy L. Conlin
Title:	Secretary

Acknowledged this 8th day of June, 2010.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President